Exhibit 28(i)(ii)

April 29, 2019

Midas Series Trust
11 Hanover Square
New York, New York 10005

Ladies and Gentlemen:
We consent to the incorporation by reference in this Registration Statement of our opinion dated April 28, 2015 regarding the sale of shares of Midas Fund and Midas Magic, each a series of Midas Series Trust.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.